Exhibit 5.2

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES BOSTON HOUSTON DALLAS FORT WORTH AUSTIN	FIRM and AFFILIATE OFFICES www.duanemorris.com	HANOI HO CHI MINH CITY SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NORTH JERSEY LAS VEGAS SOUTH JERSEY SYDNEY MYANMAR ALLIANCES IN MEXICO

October 16, 2026

Paramount Gold Nevada Corp.

665 Anderson Street

Winnemucca, NV 89445

Re:	Paramount Gold Nevada Corp. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Paramount Gold Nevada Corp., a Nevada corporation (the “Company”), in connection the filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on October 16, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering of up to $50,000,000 of any combination of securities of the types specified therein. Reference is made to our opinion letter dated October 16, 2026 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the sales agreement prospectus supplement (the “Prospectus Supplement”) contained in the Registration Statement. The Prospectus Supplement relates to the offering by the Company of up to $20,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) covered by the Registration Statement. The Shares are being offered and sold by the sales agents named in, and pursuant to, the sales agreement among the Company and such sales agents.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized, and when the Shares are issued and paid for in accordance with the terms and conditions of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

DUANE MORRIS LLP
22 VANDERBILT 335 MADISON AVENUE, 23RD FLOOR NEW YORK, NY 10017-4669	PHONE: +1 212 692 1000 FAX: +1 212 692 1020

Paramount Gold Nevada Corp. October 16, 2026 Page 2

Our opinion herein is limited to Nevada Revised Statutes Chapter 78 and the federal laws of the United States of America.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Duane Morris LLP